Exhibit 99.1

Alico, Inc. Announces Second Quarter and Six Months of Fiscal Year 2014

Financial Results

Fort Myers, FL, May 6, 2014 — Alico, Inc. (“Alico”) (NASDAQ:ALCO), an American agribusiness and land management company, today announced financial results for the second quarter and six months ended March 31, 2014. Net income applicable to common stock for the second quarter of fiscal 2014 was $4.1 million, or $0.55 per basic and diluted share, compared to net income of $2.7 million, or $0.38 per basic and diluted share, in the second quarter of fiscal 2013.

Fiscal Year 2014 Second Quarter Results

For the second quarter of fiscal year 2014, total operating revenue was $37.5 million as compared to $38.4 million for the second quarter of fiscal year 2013, a decrease of 2.4%. The decrease in operating revenue was due to a decrease in sales by the Agricultural Supply Chain Management segment, partially offset by an increase in Improved Farmland and Citrus Groves revenues.

Historically, our agricultural operations have been seasonal in nature with the second quarter and third quarter generally producing the majority of our annual revenue and the first and fourth quarters producing less revenue.

Second quarter fiscal year 2014 included Citrus Groves revenue of $19.4 million compared to $17.1 million from the same period of fiscal year 2013, an increase of approximately $2.4 million or 13.8% due to a 25.5% increase in the market price per pound solid of the Early and Mid-Season varieties , offset by a 10.3% decrease in boxes harvested. Agricultural Supply Chain Management had revenue of $6.1 million for the second quarter of fiscal year 2014 as compared to $11.9 million from the same period of fiscal year 2013, a decrease of approximately $5.7 million or 48.3% due to a decrease in the number of boxes of fruit sold. The decrease in revenue only had a $0.3 million negative impact on gross profit due to the low margins earned in this segment. Improved Farmland revenue, which includes the results of our Sugarcane operations, was $10.8 million for the second quarter of fiscal year 2014 as compared to $8.9 million for the same period of fiscal year 2013, an increase of approximately $1.8 million or 20.4%. Sugarcane contributed revenue of $10.5 million for the second quarter of fiscal year 2014 as compared to $8.6 million for the same period of fiscal year 2013 due to a 31.8% increase in standard tons of sugarcane harvested in the second quarter of fiscal year 2014 as compared to the second quarter of fiscal year 2013, partially offset by a decrease in price per standard ton of 7.9%.

Total operating expenses for the second quarter of fiscal year 2014 were $27.6 million as compared to $31.4 million for the second quarter of fiscal year 2013, a decrease of $3.8 million. Operating expenses decreased as a result of the decrease in the purchases of citrus fruit by Agricultural Supply Chain Management partially offset by increased cost of sales and harvesting and hauling charges associated with the larger sugarcane harvest. Gross profit for the second quarter of fiscal year 2014 was $9.9 million compared to $7.0 million for the second quarter of fiscal year 2013, an increase of 40.6%. This increase in gross profit was due primarily to increased Citrus Groves revenue from increased market price per pound solid.

Adjusted EBITDA (defined as net income excluding interest expense, income taxes, depreciation and amortization and change in control related costs) for the second quarter of fiscal year 2014 was $10.0 million as compared to $8.0 million for the second quarter of fiscal year 2013. The increase of $2.0 million is primarily due to the increased gross profit of the Citrus Groves segment. A reconciliation of Adjusted EBITDA to net income is provided at the end of this release.

The Company paid a second quarter cash dividend of $0.12 per share on its outstanding common stock on April 14, 2014, to shareholders of record at March 31, 2014. Additionally, the Board recently declared a third quarter dividend of $0.06 per share on its outstanding common stock to be paid to shareholders of record as of June 30, 2014, with payment expected on July 14, 2014.

Fiscal Year 2014 Six Months Results

Net income for the six months ended March 31, 2014 was $3.4 million, or $0.46 per diluted share, compared to $3.8 million, or $0.52 per diluted share, for the same period of fiscal 2013, a decrease of $0.4 million. For the six months ended March 31, 2014, total operating revenue was $52.5 million, compared to $59.8 million for the same period of fiscal year 2013, a decrease of $7.3 million or 12.2%, driven exclusively by reduced Agricultural Supply Chain Management revenues. Income from operations for the six months of fiscal 2014 was $6.4 million as compared to $6.5 million for the same period of fiscal 2013.

Adjusted EBITDA in the first six months of fiscal year 2014 was $13.3 million as compared to $12.2 million in the first six months of fiscal year 2013. The increase in Adjusted EBITDA is driven by an increase in gross profit from the Citrus Groves segment of $3.0 million, partially offset by a $1.0 million decrease in gross profit from Improved Farmland’s sugarcane operation. A reconciliation of Adjusted EBITDA to net income is provided at the end of this release.

Balance Sheet and Liquidity

The Company had working capital of approximately $48.4 million at March 31, 2014 and $48.3 million at September 30, 2013. Cash provided by operating activities was $3.5 million for the first six months of fiscal year 2014 as compared to $6.9 million during the first six months of fiscal year 2013. Availability under the revolving line of credit was $60.0 million at March 31, 2014 and September 30, 2013. Due to the seasonal nature of our business, working capital requirements are typically greater in the first and fourth quarter of our fiscal year coinciding with our planting cycles. Cash flows from operating activities typically improve in our second and third fiscal quarters as we harvest our crops.

About Alico

Alico, Inc. (“Alico”) is an American agribusiness and land management company built for today’s world and known for its legacy of achievement and innovation in citrus, sugar, cattle and resource conservation. We own approximately 130,800 acres of land in six Florida counties (Alachua, Collier, Glades, Hendry, Lee and Polk). Our principal lines of business are citrus groves, improved farmland including sugar cane, cattle ranching and conservation, and other operations which include rock mining. Our mission is to create value for our customers, clients and shareholders by managing existing lands to their optimal current income and total returns, opportunistically acquiring new agricultural assets and producing high quality agricultural products while exercising responsible environmental stewardship. Learn more about Alico (NASDAQ: ALCO) at www.alicoinc.com or follow Alico on Facebook and Twitter.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Alico’s current expectations about future events and can be identified by terms such as “plans,” “expect,” “may,” “anticipate,” “intend,” “should be,” “will be,” “is likely to,” “believes,” and similar expressions referring to future periods.

Alico believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Alico cautions you against relying on any of these forward-looking statements. Factors which may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: changes in laws, regulation and rules; weather conditions that affect production, transportation, storage, demand, import and export of fresh product and its by-products, increased pressure from disease, insects and other pests; disruption of water supplies or changes in water allocations; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest rates; availability of financing for land development activities and other growth opportunities; onetime events; acquisitions and divestitures; seasonality; labor disruptions; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; changes in agricultural land values; and market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include those that are described in Alico’s SEC filings, which are available on the SEC’s website at http://www.sec.gov. Alico undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.

Investor Contact:

Mark Humphrey

Senior Vice President and Chief Financial Officer

(239) 226-2000

mhumphrey@alicoinc.com

Non-GAAP Financial Measures

Due to significant depreciable assets associated with the nature of our operations and, to a lesser extent, interest costs associated with our capital structure, management believes that Adjusted EBITDA is an important measure to evaluate our results of operations between periods on a more comparable basis. Such measurements are not prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and should not be construed as an alternative to reported results determined in accordance with GAAP. The non-GAAP information provided is unique to Alico and may not be consistent with methodologies used by other companies. net income which management considers being the most directly comparable financial measure calculated and presented in accordance with GAAP is reconciled to Unaudited Adjusted EBITDA, as follows:

(in thousands)	Three Months Ended March 31,		Six Months Ended March 31,
	2014	2013	2014	2013

Net income	$4,070	$2,773	$3,366	$3,811
Interest expense, net	253	311	522	678
Income taxes	2,992	1,800	2,445	2,436
Depreciation and amortization	2,427	2,486	4,929	4,638

EBITDA	9,742	7,370	11,262	11,563
Change in control related costs	260	628	2,005	628

Adjusted EBITDA	$10,002	$7,998	$13,267	$12,191

ALICO, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)
(in thousands, except per share amounts)

	Three Months Ended March 31,		Six Months Ended March 31,
	2014	2013	2014	2013
Operating revenues:
Citrus Groves	$19,423	$17,062	$25,056	$24,455
Agricultural Supply Chain Management	6,135	11,870	8,241	17,159
Improved Farmland	10,750	8,929	17,282	16,919
Ranch and Conservation	910	338	1,441	856
Other Operations	257	211	444	377
Total operating revenue	37,475	38,410	52,464	59,766

Operating expenses:
Citrus Groves	12,448	12,839	16,346	18,699
Agricultural Supply Chain Management	5,844	11,257	8,169	16,791
Improved Farmland	8,865	7,142	14,395	13,016
Ranch and Conservation	369	63	706	260
Other Operations	90	95	152	200
Total operating expenses	27,616	31,396	39,768	48,966

Gross profit	9,859	7,014	12,696	10,800
Corporate general and administrative	2,486	2,464	6,313	4,272

Income from operations	7,373	4,550	6,383	6,528

Other (expense) income:
Interest and investment (loss) income, net	(9)	275	27	361
Interest expense	(253)	(311)	(522)	(678)
Other (loss) income, net	(49)	59	(77)	36
Total other (expense) income, net	(311)	23	(572)	(281)

Income before income taxes	7,062	4,573	5,811	6,247
Income tax expense	2,992	1,800	2,445	2,436

Net income attributable to common shareholders	4,070	2,773	3,366	3,811

Comprehensive income, net of tax effect	—	—	—	—

Comprehensive income attributable to common shareholders	$4,070	$2,773	$3,366	$3,811

Weighted-average number of shares outstanding:
Basic	7,345	7,293	7,313	7,324
Diluted	7,349	7,320	7,349	7,337
Earnings per common share:
Basic	$0.55	$0.38	$0.46	$0.52
Diluted	$0.55	$0.38	$0.46	$0.52

Cash dividends declared per common share	$—	$0.08	$0.12	$0.08

     ALICO, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except share and per share amounts)

	March 31, 2014	September 30, 2013
	(unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$15,410	$24,583
Investments	262	260
Accounts receivable, net	14,521	4,266
Inventories	24,853	29,403
Assets held for sale	3,601	—
Other current assets	890	1,283
Total current assets	59,537	59,795

Investment in Magnolia Fund	2,572	5,086
Investments, deposits and other non-current assets	2,146	1,991
Cash surrender value of life insurance	889	897
Property, buildings and equipment, net	130,867	131,071
Total assets	$196,011	$198,840

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,634	$1,729
Long-term debt, current portion	2,000	2,000
Accrued expenses	2,784	2,354
Income taxes payable	2,691	1,171
Dividend payable	876	1,461
Accrued ad valorem taxes	604	1,634
Other current liabilities	549	1,142
Total current liabilities	11,138	11,491

Long-term debt, net of current portion	33,000	34,000
Deferred income taxes, net of current portion	6,584	6,584
Deferred retirement benefits, net of current portion	4,055	4,029
Total liabilities	54,777	56,104

Commitments and contingencies

Stockholders’ equity:
Preferred stock, no par value. Authorized 1,000,000 shares; issued and outstanding, none	—	—
Common stock, $1 par value; 15,000,000 shares authorized; 7,377,106 shares issued and 7,350,454 and 7,303,568 shares outstanding at March 31, 2014 and September 30, 2013, respectively	7,377	7,377
Additional paid in capital	3,782	9,496
Treasury stock at cost, 26,652 and 73,538 shares held at March 31, 2014 and September 30, 2013, respectively	(1,098)	(2,816)
Retained earnings	131,173	128,679
Total stockholders’ equity	141,234	142,736
Total liabilities and stockholders’ equity	$196,011	$198,840